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                               PURCHASE AGREEMENT

                  The Glenmede Fund, Inc., a Maryland corporation (the "Company") and The Glenmede Trust Company, a Pennsylvania trust Company ("Glenmede Trust"), hereby agree with each other as follows:

                  1. The Company hereby offers Glenmede Trust and Glenmede Trust hereby purchases one share (the "Share") of the Company's Global Equity Portfolio for $10 per share. The Company hereby acknowledges receipt from Glenmede Trust of funds in the total amount of $10 in full payment for such Share.

                  2. Glenmede Trust represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

                  IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 16th day of September, 1997.


                                  THE GLENMEDE FUND, INC.
ATTEST:



 /s/ Kimberly C. Osborne          /s/ MaryAnn B. Wirts
 -----------------------          --------------------------
By: Kimberly C. Osborne               By:  MaryAnn B. Wirts
Title: President                      Title: President


                                  THE GLENMEDE TRUST COMPANY
ATTEST:



 /s/ Kimberly C. Osborne          /s/ Andrew B. Williams
 -----------------------          --------------------------
By:  Kimberly C. Osborne              By:  Andrew B. Williams
Title: Executive Vice President       Title: Senior Vice President